CERTIFICATE OF DESIGNATION OF
                            PREFERENCES AND RIGHTS OF
                  SENIOR CONVERTIBLE PREFERRED STOCK, SERIES B

                                       OF

                                XOMA CORPORATION

                                 --------------

                         Pursuant to Section 151 of the
                         General Corporation Law of the
                                State of Delaware

                                 --------------


     XOMA CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that, pursuant to authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation, and pursuant to the provisions of Section 151 of the Delaware General Corporation Law, said Board of Directors duly adopted a resolution on October 27, 1993, which approved the filing of this Certificate of Designation and which resolution remains in full force and effect as of the date hereof.

     Pursuant to such resolution and the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the Corporation, there is hereby created a series of preferred stock of the Corporation, which series shall have the following powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in addition to those set forth in the Amended and Restated Certificate of Incorporation of the
Corporation:

     1. Certain Definitions. As used herein, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

          "Affiliate" of any specified Person means any other Person which, directly or indirectly, controls, is controlled by or is under direct or indirect common control with, such specified Person. For the purposes of this


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     definition, "control" when used with respect to any Person means beneficial ownership of 5.0% or more of the outstanding securities entitled to vote for the election of a member of the board of directors of a corporation or the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

          "Board of Directors" means the Board of Directors of the Corporation.

          "Business Day" means a day that is not a Saturday, a Sunday or a day on which banking institutions in the State of New York or California are not required to be open.

          "Cash Redemption Price" means $1,000 per share of Series B Preferred Stock.

          "Common Stock" means the Common Stock, par value $.0005 per share, of the Corporation.

          "Conversion Price" means 91.5% of the average of the per share Quoted Prices for the Common Stock for the twenty (20) trading days subsequent to November 19, 1993.

          "Convertible Securities" has the meaning specified in Section 6(C) hereof.

          "Corporation" means XOMA Corporation, a Delaware corporation.

          "Dividend Declaration Date" means a day preceding each Dividend Payment Date when the Board of Directors shall either (i) declare a dividend in cash or Dividend Shares or (ii) in the event no dividend is declared, determine whether a dividend is to accrue in cash or Dividend Shares.

          "Dividend Payment Date" means December 31 and June 30 of each year beginning June 30, 1994, unless such day is not a Business Day in which case the Dividend Payment Date shall be the immediately succeeding Business Day.

          "Dividend Record Date" means a day fifteen (15) days preceding the Dividend Payment Date.


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                                      -3-


          "Dividend Shares" has the meaning specified in Section 3(B) hereof.

          "Eligible Transferee" means a Person who is not, and who is not an Affiliate of, a Person who is (i) directly or indirectly, in any manner whatsoever engaged in or participating in, either alone or together with any other Person, the manufacturing, distribution, sale, research or development of pharmaceutical or medical products, whether diagnostic or therapeutic, (ii) a hospital or other provider of medical or healthcare services (other than a natural person who provides medical or healthcare services and is otherwise an Eligible Transferee), (iii) an educational or research institution (whether or not accredited and whether or not exempt from federal income taxation pursuant to section 501(c) of the Internal Revenue Code, as amended) or (iv) directly or indirectly, in any manner whatsoever engaged in or participating in, either alone or together with any other Person, the manufacturing, distribution, sale, research or development of products derived from, or as a result of, biotechnology.

          "GDK" means GDK, Inc., a corporation organized under the laws of the British Virgin Islands and an original purchaser of the Series B Preferred Stock.

          "Holder" means a registered holder of shares of Series B Preferred Stock.

          "Liquidation Preference" means $1,000 per share of Series B Preferred Stock plus accrued and unpaid dividends, if any, thereon through the date such Liquidation Preference is paid.

          "Options" has the meaning specified in Section 6(C) hereof.

          "Ortelius" means Ortelius Trading L.P., a Delaware limited partnership and an original purchaser of the Series B Preferred Stock.

          "Permitted Transfer" means the sale, assignment, conveyance, transfer, pledge, hypothecation or other disposition of at least 1000 shares of Series B Preferred Stock in a single transaction to a single Eligible Transferee.

          "Person" means any natural person, corporation, partnership, joint venture, association, joint-stock company,


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                                      -4-


     trust, unincorporated organization or government or any agency or political subdivision thereof.

          "Quoted Price" has the meaning specified in Section 3(B) hereof.

          "Redemption Date" means, with respect to any shares of Series B Preferred Stock, the date fixed by the Corporation for redemption of such shares of Series B Preferred Stock.

          "Redemption Notice" has the meaning specified in Section 7(B) hereof.

          "Redemption Consideration" has the meaning specified in Section 7(c) hereof.

          "Registration Rights Agreement" means the Registration Rights Agreement made and entered into as of November 18, 1993 by and among the Corporation, Ortelius and GDK.

          "Securities Act" has the meaning specified in Section 15 hereof.

          "Series B Preferred Stock" has the meaning specified in Section 2 hereof.

          "Series B Preferred Stock Certificate" has the meaning specified in
     Section 6 hereof.

     2. Designation. The series of preferred stock established hereby shall be designated the "Senior Convertible Preferred Stock, Series B" (and shall be referred to herein as the "Series B Preferred Stock") and the authorized number of shares of Series B Preferred Stock shall be 30,000 shares.

     3. Dividends.

     (A) Holders will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends at an annual rate equal to $50.00 per share. Dividends will be cumulative and will accrue from the date of issuance and be payable semi-annually in arrears on each Dividend Payment Date, commencing on June 30, 1994. Dividends, whether or not declared, will cumulate until declared and paid, when declaration and payment may be for all or part of the then-accumulated dividends. Dividends will be computed on the basis of a 360-day year comprised of twelve 30-day months. Each dividend shall be payable to Holders of record as they appear on the stock books of the Corporation on each Dividend Record Date. Accrued and unpaid dividends, if any, shall not bear interest. Dividends shall cease to accrue in respect of shares of Series B Preferred Stock on the Redemption Date.

     (B) On any Dividend Payment Date, in lieu of payment in cash, the Corporation may, at its option, make all or any portion of any dividend payments (including accumulated dividends) by issuing to the Holders, in the aggregate, such number of fully paid and non-assessable shares (calculated to the nearest 1/100th of a share) of Common Stock ("Dividend Shares") as is obtained by dividing the cash amount (or portion thereof) that would otherwise be paid on such Dividend Payment Date by the average of the Quoted Prices for the Common Stock for the five (5) trading days preceding the Dividend Payment Date. The "Quoted Price" of the Common Stock at any date is (i) if the Common Stock is listed on a securities exchange, the last reported sales price per share of the Common Stock on the principal securities exchange, if any, on which the Common Stock is listed that shall be for consolidated trading, if applicable to such exchange, or (ii) if not so listed, the last reported sales price per share of the Common Stock as reported by the NASDAQ National Market System, or (iii) if neither so listed nor reported, the last reported bid price per share of the Common Stock or (iv) in the absence of one or more of such quotations, the current market price per share of the Common Stock as determined by an independent investment banking firm chosen by the Corporation and reasonably acceptable to the Purchasers.

     (C) On each Dividend Declaration Date, the Board of Directors shall declare whether or not a dividend is to be paid. If a dividend is declared on such Dividend Declaration Date, the Board of Directors shall determine whether the dividend shall be paid in cash or Dividend Shares or a combination of cash and Dividend Shares, and in the event the dividend is to be paid in a combination of cash and Dividend Shares, the portion of the dividend to be so paid. If no dividend is declared on such Dividend Declaration Date, the Board of Directors shall determine whether the dividend shall accrue is cash or Dividend Shares or in a combination of cash and Dividend Shares, and if the dividend is to accrue in a combination of cash and Dividend Shares, the cash portion and Dividend Shares portion of such accrued dividend.

     4. Ranking. The Series B Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding-up and dissolution, rank senior to all classes of Com mon Stock and to any other class or series of any class of pre ferred stock of the Corporation, whether now outstandinq or issued hereafter.

     5. Voting Rights. Except as required by the General Corporation Law of the State of Delaware, the Holders shall not be entitled to vote on any matter submitted to a vot of stockholders of the Corporation.

     6. Conversion. The Holder of each share of Series B Preferred Stock shall have the right at any time, or from time to time (except as otherwise herein provided if such share shall be called for redemption pursuant to Section 7), at the option of such Holder, to convert such shares into Common Stock, on and subject to the terms and conditions hereinafter set forth.

     (A) Subject to the provisions for adjustment hereinafter set forth, each share of Series B Preferred Stock shall be convertible into such number of fully paid and nonassessable shares (calculated as to each conversion to the nearest 1/100 of a share) of Common Stock as is obtained by dividing 1,000 by the Conversion Price as last adjusted and in effect at the date any share or shares of Series B Preferred Stock are surrendered for conversion.

     (B) In order to exercise the conversion privilege, the Holder of any shares of Series B Preferred Stock to be converted in whole or in part shall surrender the certificate representing such shares of Series B Preferred Stock (the "Series B Preferred Stock Certificate") at the office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock, and shall give written notice of conversion in the form provided on the Series B Preferred Stock Certificate (or such other notice which is acceptable to the Corporation) to the Corporation at such office or agency that the Holder elects to convert such shares of Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or the portion thereof specified in said notice. Such notice shall also state the name or names (with addresses) in which the certificate or certificates for shares of Common Stock which shall be issuable upon such conversion shall be issued, and shall be accompanied by transfer taxes, if required. Each


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                                      -7-


Series B Preferred Stock Certificate surrendered for conversion shall, unless the shares issuable on conversion are to be issued in the same name as the registration of such Series B Preferred Stock Certificate, be duly endorsed by, or be accompanied by instruments of transfer in form satisfactory to the Corporation duly executed by, the Holder or his duly authorized attorney.

     As promptly as practicable after the surrender of such Series B Preferred Stock Certificate and the receipt of such notice and funds, if any, as aforesaid, the Corporation shall issue and shall deliver at such office or agency to such Holder, or on his written order, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such shares of Series B Preferred Stock represented by the Series B Preferred Stock Certificate so surrendered or portion thereof in accordance with the provisions of this Section 6. In case less than all of the shares of Series B Preferred Stock represented by a Series B Preferred Stock Certificate surrendered for conversion are to be converted, the Corporation shall deliver to or upon the written order of the Holder of such Series B Preferred Stock Certificate a new Series B Preferred Stock Certificate representing the shares of Series B Preferred Stock not converted. If a Holder fails to notify the Corporation of the number of shares of Series B Preferred Stock which such Holder wishes to convert, such Holder shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion.

     Each conversion shall be deemed to have been effected on the date on which such Series B Preferred Stock Certificate shall have been surrendered and such notice shall have been received by the Corporation, as aforesaid, and the person in whose name any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become on said date the holder of record of the shares represented thereby; provided, however, that any such surrender on any date when the stock books of the Corporation shall be closed shall constitute the person in whose name the certificates are to be issued as the record holder thereof for all purposes on the next succeeding day on which such stock books are open, but such conversion shall be at the Conversion Price as last adjusted and in effect on the date upon which such Series B Preferred Stock Certificate shall have been surrendered.

     The dividends due on any Series B Preferred Stock surrendered for conversion during the period from the close of business on a Dividend Record Date to the opening of business on the corresponding Dividend Payment Date shall be paid to the


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                                      -8-


Holder of Series B Preferred Stock, notwithstanding such conversion.

     In the event any shares of Series B Preferred Stock shall be called for redemption, the right to convert such shares of Series B Preferred Stock into shares of Common Stock shall terminate at the close of business on the Redemption Date. Notwithstanding anything to the contrary contained in this paragraph (B), the Corporation may, at its option, be deemed to have purchased any shares of Series B Preferred Stock that are called for redemption and not surrendered for conversion prior to the close of business on the Redemption Date at a purchase price equal to the price that would have been paid had such shares been redeemed (including accrued and unpaid dividends to the date fixed for such redemption) and immediately sell such shares to any registered broker-dealer who has agreed to purchase such shares at a price at least equal to the price paid by the Corporation for such shares and to convert such shares into shares of Common Stock.

     (C) Except as provided in subparagraph (ix) hereof and in paragraph (D) below, if and whenever the Corporation shall issue or sell or is deemed, in accordance with subparagraphs (i) through (xi) hereof, to have issued or sold any shares of Common Stock for a consideration per share less than the Conversion Price of the Common Stock as of the time of issuance then, forthwith upon such issuance or sale or deemed issuance or sale, the Conversion Price shall be reduced to the price determined by dividing (i) an amount equal to the sum of (a) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock) multiplied by the then existing Conversion Price, and (b) the consideration, if any, received by the Corporation upon such issuance or sale, by (ii) the total number of shares of Common Stock outstanding immediately after such issuance or sale (including as outstanding all shares of Common Stock issuable upon conversion of all outstanding shares of Series B Preferred Stock).

     For purposes of this paragraph (C), the following subparagraphs (i) to (xi) inclusive shall be applicable:

          (i) In case at any time the Corporation shall in any manner grant (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the


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                                      -9-


     purchase of, Common Stock or any stock or securities convertible into or exchangeable for Common Stock (such rights or options being herein called "Options" and such convertible or exchangeable stock or securities being herein called "Convertible Securities") whether or not such Options, or the right to convert or exchange any such Convertible Securities are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Options or upon conversion or exchange of such Convertible Securities (determined by dividing (x) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of all such options, plus, in the case of Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options) shall be less than the Conversion Price as in effect immediately prior to the time of granting of such options, then the total maximum number of shares of Common Stock issuable upon the exercise of such options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued for such price per share as of the date of granting of such Options and thereafter shall be deemed to be outstanding. Except as otherwise provided in subparagraph (iii), no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

          (ii) Issuance of Convertible Securities. In case the Corporation shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the


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                                      -10-


     price per share for which Common Stock is issuable upon such conversion or exchange (determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange or all such Convertible Securities) shall be less than the Conversion Price as in effect immediately prior to the time of such issue or sale, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued for such price per share as of the date of the issue or sale of such Convertible Securities and thereafter shall be deemed to be outstanding, provided that (a) except as otherwise provided in subparagraph (iii) below, no adjustment of the Conversion Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities and (b) if any such issue or sale of such Convertible Securities is made upon exercise of any Option to purchase any such Convertible Securities for which adjustments of such Conversion Price have been or are to be made pursuant to other provisions of this paragraph (C), no further adjustment of such Conversion Price shall be made by reason of such issue or sale.

          (iii) Change in Option Price or Conversion Rate. Upon the happening of any of the following events, namely, if the purchase price provided for in any Option referred to in subparagraph (i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in subparagraph (i) or (ii), or the rate at which any Convertible Securities referred to in subparagraph (i) or (ii) are convertible into or exchangeable for Common Stock shall change at any time (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold; and on the expiration of any such Option or termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding.

          (iv) Stock Dividends. In case the Corporation shall declare a dividend or make any other distribution upon any stock of the Corporation payable in Common Stock, Options or Convertible Securities, any Common Stock, Options or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

          (v) Consideration for Stock. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock, Options or Convertible Securities shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair value of such consideration as determined in good faith by the Board of Directors, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. In case any Options shall be issued in connection with the issue and sale of other securities of the Company, together compromising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, the consideration deemed to have been received by the Corporation shall be determined by the Board of Directors in good faith.


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                                      -12-


          (vi) Record Date. In case the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock, Options or Convertible Securities, or (ii) to subscribe for or purchase Common Stock, Options or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of such dividend or the making of such other distribution or the date of the granting of such right of subscription or purchase, as the case may be.

          (vii) Treasury Shares. The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation, and the disposition of any such shares shall be considered an issue or sale of Common Stock for the purpose of this paragraph (C).

          (viii) Subdivision or Combination of Common Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and conversely, in case the outstanding shares of Common Stock of the Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

          (ix) Certain Issues of Common Stock Excepted. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of the Conversion Price in the case of (i) the issuance of shares of Common Stock upon conversion or redemption of shares of Series B Preferred Stock in accordance with the terms thereof, (ii) the issuance of shares of Common Stock in payment of dividends upon the Series B Preferred Stock in accordance with the terms thereof, (iii) the issuance of up to three (3) million shares of Common Stock (or the issuance of options therefor) reserved for issuance to employees of the Corporation pursuant to any employee benefit or compensation plan or arrangement which amount includes 872,075 shares of

     Common Stock which are currently issuable under existing stock option plans, (iv) the issuance of shares of Common Stock upon the exercise of warrants granted by the Corporation to Ortelius and GDK, (v) the issuance of shares of Common Stock upon the exercise of Warrants pursuant to the Warrant Agreement dated as of June 3, 1993 between the Corporation and First Interstate Bank of California, as Warrant Agent or (vi) the issuance of shares of Common Stock in connection with preferred stock purchase rights relating to the Corporation's Series A Cumulative Preferred Stock, par value $.05 per share.

          (x) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation shall be effected in such a way (including, without limitation, by way of consolidation or merger or a sale of all or substantially all its assets) that holders of Common Stock shall be entitled to receive stock, securities or assets with respect to or in exchange for Common Stock, then, as a condition of such reorganization or reclassification, lawful and adequate provisions (in form satisfactory to Holders of at least a majority of the outstanding shares of Series B Preferred Stock) shall be made whereby each Holder of a share or shares of Series B Preferred Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable upon the conversion of such share or shares of Series B Preferred Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization or reclassification not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such Holder to the end that the provisions hereof (including without limitation provisions for adjustment of the Conversion Price) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise of such conversion rights. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock of the Corporation outstanding immediately prior to such merger or consolidation, the Conversion Price in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of the outstanding shares of Common Stock of the Corporation.

          (xi) Partial or Liquidating Distributions. In the event that the Corporation shall make any distribution of its assets upon or with respect to the Common Stock, as a liquidating or partial liquidating dividend, or other than as a dividend payable out of earnings, the Holder of each outstanding share of Series B Preferred Stock shall, upon the exercise of his or her right to convert after the record date for such distribution or, in the absence of a record date, after the date of such distribution, receive, in addition to the number of shares of Common Stock for which such shares of Series B Preferred Stock are then convertible, the amount of such assets (or, at the option of the Corporation, a sum equal to the value thereof at the time of distribution as determined by the Board of Directors in its sole discretion) that would have been distributed to such Holder if he had exercised his right to convert immediately prior to the record date for such distribution or, in the absence of a record date, immediately prior to the date of such distribution.

     (D) Notwithstanding the foregoing provisions of this Section 6, (i) no adjustment in the number of shares of Common Stock into which any share of Series B Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1% and (ii) no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in the Conversion Price of at least $.01 per share; provided, however, that any adjustments which by reason of this paragraph (D) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this
Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

     (E) Whenever any adjustment is required in the shares into which any share of Series B Preferred Stock is convertible, the Corporation shall forthwith (i) file with each office or agency then maintained by the Corporation for the transfer of the Series B Preferred Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a notice of such adjustment, setting forth the adjusted Conversion Price to be mailed to the Holders of record of shares of Series B Preferred Stock at their respective addresses as shown on the stock books of the Corporation.

     (F) All shares of Series B Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease, except only the right of the Holders thereof, subject to the provisions of this Section 6, to receive shares of Common Stock in exchange therefor.

     (G) In the event that:

          (i) the Corporation shall take action to make any distribution (other than cash dividends payable out of earnings) to the holders of its Common Stock;

          (ii) the Corporation shall take action to offer for subscription pro rata to the holders of its Common Stock any securities of any kind;

          (iii) the Corporation shall take action to accomplish any capital reorganization, or reclassification of the capital stock of the Corporation (other than a subdivision, split or combination of its Common Stock), or a consolidation or merger to which the Corporation is a party and for which approval of any stockholders of the Corporation is required, or the sale or transfer of all or substantially all of the assets of the Corporation; or

          (iv) the Corporation shall take action looking to a voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then the Corporation shall (A) in case of any such distribution or subscription rights, at least thirty (30) days prior to the date or expected date on which the stock books of the Corpora-tion shall close or a record shall be taken for the determination of holders entitled to such distribution or subscription rights, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, at least thirty day's (30) prior to the date or expected date when the same shall take place, cause written notice thereof to be mailed to each Holder of shares of Series B Preferred Stock at his address as shown on the stock books of the Corporation. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up, as the case may be.

     (H) For the purposes of this paragraph (6), the term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Corporation on the date of this Certificate or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value to par value, or from par value to no par value. In the event that at any time as a result of an adjustment made pursuant to the provisions of paragraph (C) of this Section 6, the Holder of any share of Series B Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Series B Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in paragraph (C) of this Section 6, and the other provisions of this Section 6 with respect to the Common Stock shall apply on like terms to any such other shares.

     (I) The Corporation shall not be required to issue fractional shares of Common Stock upon the conversion of any Series B Preferred Stock. If more than one share of Series B Preferred Stock shall be surrendered for conversion at one time by the same Holder, the number of full shares of Common Stock issuable upon conversion thereof shall be com-puted on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares of Series B Preferred Stock, the Corporation may pay, in lieu thereof, in cash the Quoted Price thereof as of the Business Day immediately preceding the date of such conversion.

     (J) The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued stock, for the purpose of effecting the conversion or redemption of the shares of Series B Preferred Stock, such number of its duly authorized shares of Common Stock (or treasury shares as provided below) as shall from time to time be sufficient to effect the payment of dividends on the Series B Preferred Stock in shares of Common Stock, the conversion of all outstanding shares of Series B Preferred Stock into Common Stock at any time and the redemption of all outstanding shares of Series B Preferred Stock for shares of Common Stock; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the payment of dividends in shares of Common Stock or the conversion of the Series B Preferred Stock by delivery of shares of Common Stock that are held in the treasury of the Corporation. The Corporation shall, from time to time and in accordance with the General Corporation Law of the State of Delaware, cause the authorized number of shares of Common Stock to be increased if the aggregate of the number of authorized shares of Common Stock remaining unissued and the issued shares of such Common Stock in its treasury (other than any shares of such Common Stock reserved for issuance in any other connection) shall not be sufficient to permit the payment of dividends in shares of Common Stock, the conversion of all outstanding shares of Series B Preferred Stock into Common Stock or the redemption of all outstanding shares of Series B Preferred Stock for shares of Common Stock.

     7. Optional Redemption.

     (A) The Corporation's Right To Redeem the Series B Preferred Stock. The Series B Preferred Stock may be redeemed (subject to contractual and other restrictions with respect thereto and the legal availability of funds therefor) at the option of the Corporation in whole or, from time to time, in part (provided that no less than 25% of the shares of Series B Preferred Stock then outstanding may be redeemed at any one time) in the manner provided in Section

7(C) hereof (i) at any time after December 31, 1996 or (ii) on or prior to December 31, 1996 if the Quoted Price of the Common Stock is at least 175% of the Conversion Price (as last adjusted and in effect) for at least ten (10) trading days selected by the Corporation within a period of any twenty (20) consecutive trading days.

     (B) Consideration for Shares of Series B Preferred Stock To Be Redeemed.

          (i) If on the date prior to the determination of the Board of Directors to redeem Series B Preferred Stock, the Quoted Price of the Common Stock is equal to or greater than 105% of the Conversion Price (as last adjusted and in effect on such date) then the Series B Preferred Stock to be redeemed may be redeemed, at the option of the Corporation, for any combination of (x) shares of Common Stock, each share of Series B Preferred Stock to be redeemed for such number of fully, paid and non-assessable shares (as calculated to the nearest 1/100th of a share) as is obtained by dividing 1000 by the Conversion Price (as last adjusted and in effect on such date) and (y) the Cash Redemption Price.

          (ii) If on the date prior to the determination of the Board of Directors to redeem Series B Preferred Stock, the Quoted Price of the Common Stock is less than 105% of the Conversion Price (as last adjusted and in effect on such date) then the Series B Preferred Stock to be redeemed shall be redeemed for the Cash Redemption Price.

          (iii) In addition to (i) or (ii) above, the Corporation shall pay to each holder of shares of Series B Preferred Stock to be redeemed all accrued and unpaid dividends, if any, on such shares of Series B Preferred Stock to the Redemption Date payable in cash or shares of Common Stock or a combination thereof as determined in accordance with Section 3(B).

          (iv) The aggregate amount of cash or shares of Common Stock or combination of cash and shares of Common Stock to be received by Holders of Series B Preferred Stock pursuant to subparagraphs (i), (ii) and (iii) above are referred to herein as the "Redemption Consideration".

          (C) Procedure for Redemption.

          (i) In the event of a redemption of less than all of the Series B Preferred Stock, the shares so redeemed will be determined by the Corporation pro rata according to the number of shares held by each Holder, except that the Corporation may redeem all of the shares held by any Holders of fewer than 100 shares (or all of the shares held by Holders who would hold less than 100 shares as a result of such redemption).

          (ii) The Corporation shall send a written notice of redemption (the "Redemption Notice") by first-class mail, postage prepaid, not fewer than fifteen (15) days nor more than sixty (60) days prior to the Redemption Date to each Holder as of the record date fixed for such redemption of Series B Preferred Stock at such Holder's address as the same appears on the stock books of the Corporation; provided, however, that no failure to give such notice to any Holder or Holders nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Redemption Notice shall state:

               (A) whether all or less than all the outstanding shares of Series B Preferred Stock are to be redeemed and the total number of shares of Series B Preferred Stock being redeemed;

               (B) the number of shares of Series B Preferred Stock held of record by that specific Holder that the Corporation intends to redeem;

               (C) the Redemption Date;

               (D) the Redemption Consideration;

               (E) the manner and place or places at which payment for the shares called for redemption will, upon presentation and surrender to the Corporation of the Series B Preferred Stock Certificates evidencing the shares being redeemed, be made; and

               (F) that dividends on the shares of Series B Preferred Stock being redeemed shall cease to accrue on the Redemption Date.

          (iii) On the Redemption Date, the full Redemption Consideration shall become payable for the shares of Series B Preferred Stock being redeemed on the Redemption Date. As a condition of payment of the Redemption Consideration, each Holder of Series B Preferred Stock must surrender Series B Preferred Stock Certificates or Certificates representing the shares of Series B Preferred Stock being redeemed by the Corporation in the manner and at the place designated in the Redemption Notice. The full Redemption Consideration for such shares properly tendered for payment shall be paid to the person whose name appears on such certificate or certificates as the owner thereof, on and after the Redemption Date when and as certificates for the shares being redeemed are properly tendered for payment. Each surrendered Series B Preferred Stock Certificate shall be cancelled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (iv) On the Redemption Date, unless the Corporation defaults in the payment of the Redemption Consideration, dividends will cease to accrue with respect to the shares of Series B Preferred Stock called for redemption. All rights of Holders of such redeemed shares will terminate except for the right to receive the Redemption Consideration.

     8. Payment on Liquidation.

     (A) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, Holders of Series B Preferred Stock will be entitled to receive an amount in cash equal to the Liquidation Preference, before any distribution is made on any Common Stock or other preferred stock of the Corporation. After payment of the full amount of the Liquidation Preferences to which they are entitled, Holders of Series B Preferred Stock will not be entitled to any further participation in any distribution of assets of the Corporation.

     (B) For the purposes of this Section 8, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with one or more corporations shall be deemed a voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, unless such sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

     9. Exclusion of Other Rights. Except as may other wise be required by the General Corporation Law of the State of Delaware, shares of the Series B Preferred Stock shall not have any preferences or relative, participating, optional or other special rights, other than those specifically set forth in this resolution and in the Certificate of Designation filed pursuant hereto (as such Certificate may be amended from time to time) and in the Corporation's Certificate of Incorporation, as amended. No shares of Series B Preferred Stock shall have any preemptive or subscription rights whatsoever as to any securities of the Corporation.

     10. Reissuance of Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the General Corporation Law of the State of Delaware) have the status of authorized and unissued shares of preferred stock undesignated as to series and may be redesignated and reissued as part of any series of preferred stock.

     11. Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

     12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

     13. Severability of Provisions. If any right, preference or limitation of the Series Preferred Stock set forth in this resolution and in the Certificate of Designation filed pursuant hereto (as such Certificate may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule or law or public policy, all other rights, preferences and limitations set forth in such Certificate of Designation (as so amended) which can be given effect without the invalid, unlawful or unenforceable right, preference or limitation shall, nevertheless, remain in full force and effect, and no right, preference or limitation herein set forth shall be deemed dependent upon any other such right, preference or limitation unless so expressed herein.

     14. Notice. All notices and other communications provided for or permitted to be given to the Corporation hereunder shall be made by hand delivery, next day air courier or certified first-class mail to the Corporation at its principal executive offices (currently located on the date of the adoption of these resolutions at 2910 Seventh Street, Berkeley, California 94710, Attention:
General Counsel; with a copy to: Cahill Gordon & Reindel, Attention: Roger Meltzer, Esq.

     15. Transferability; Right of Transferees.

     (A) From and after the date of original issuance of the Series B Preferred Stock, the Series B Preferred Stock may not be sold, assigned, conveyed, transferred, pledged, hypothecated or otherwise disposed of, and no Holder shall agree to sell, assign, convey, transfer, pledge, hypothecate or otherwise dispose of, any Series B Preferred Stock except in a Permitted Transfer. No Holder shall consummate or agree to consummate a Permitted Transfer or series of Permitted Transfers involving, individually or in the aggregate, 5,000 or more shares of Series B Preferred Stock to a single Eligible Transferee or a number of related or affiliated Eligible Transferees other than wholly-owned Affiliates of Ortelius and GDK, without the prior written consent of the Corporation, which consent shall not be unreasonably withheld.

     (B) The Series B Preferred Stock Certificates representing all of the shares of Series B Preferred Stock to be transferred pursuant to a Permitted Transfer shall be duly endorsed by the transferring Holder or by his duly authorized attorney or representative, or accompanied by proper evidence of succession, assignment or authority to transfer. In all cases of a Permitted Transfer by an attorney, the original power of attorney, duly approved, or a copy thereof, duly certified, shall be deposited and remain with the Corporation. In case of a Permitted Transfer by executors, administrators, guardians or other legal representatives, duly authenticated evidence of their authority shall be produced, and may be required to be deposited and to remain with the Corporation in its discretion. Upon any registration of a Permitted Transfer, the Corporation shall deliver new Series B Preferred Stock Certificates to the persons entitled to the shares of Series B Preferred Stock represented thereby. The Series B Preferred Stock Certificates may be exchanged at the option of the Holder thereof, when surrendered at the offices of the Corporation, for other Series B Preferred Stock Certificates of different denominations, of like tenor and representing in the aggregate a like number of shares of Series B Preferred Stock. Any Series B Preferred Stock Certificate so surrendered shall be promptly cancelled by the Corporation and retired. Each Series B Preferred Stock Certificate issued in exchange as provided above shall be substantially in the form of the Series B Preferred Stock Certificate being exchanged and shall be subject to all of the terms and provisions hereof.

     (C) The Series B Preferred Stock Certificates shall contain the following legend:

     THE SENIOR CONVERTIBLE PREFERRED STOCK, SERIES B (THE "SERIES B PREFERRED STOCK") EVIDENCED HEREBY IS SUBJECT TO SIGNIFICANT RESTRICTIONS ON TRANSFERABILITY AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAWS AND THE SERIES B PREFERRED STOCK AND THE SHARES OF COMMON STOCK OR OTHER SECURITIES ISSUABLE UPON CONVERSION OR REDEMPTION OF THE SERIES B PREFERRED STOCK MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT, OR (ii) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE ACT AND APPLICABLE STATE SECURITIES LAWS AND AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO COUNSEL FOR XOMA CORPORATION THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT IS AVAILABLE.

     16. Amendments. The Corporation shall amend this Certificate of Designation as soon as practicable upon the determination of the Conversion Price in accordance with the terms and conditions of a Securities Purchase Agreement of even date herewith by and among Ortelius, GDK and the Corporation. This Certificate of Designation may be amended without notice to or the consent of any Holder to cure any ambiguity, defect or inconsistency provided that such amendment does not adversely affect the rights of any Holder. Any provisions of this Certificate of Designation may be amended by the Corporation with the written consent of Holders representing a majority of the outstanding shares of Series B Preferred Stock.

     The Corporation will, so long as any shares of Series B Preferred Stock are outstanding, maintain an office or agency where such shares may be presented for registration or transfer and where such shares may be presented for conversion and redemption.

     IN WITNESS WHEREOF, XOMA Corporation has caused this Certificate of Designation of Preferences and Rights of its Series B Preferred Stock to be signed and attested by its duly authorized officers, this 18th day of November, 1993.

                                XOMA CORPORATION


                                By:  /s/ John L. Castello
                                     ---------------------------------
                                         John L. Castello
                                         Chairman, President and
                                           Chief Executive Officer

ATTEST:


By:  /s/ Christopher J. Margolin
     --------------------------------
         Christopher J. Margolin
         Secretary